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                                   Exhibit 1

                   [LETTERHEAD OF HOLLANDER, LUMER & CO. LLP]

February 23, 2000

Office of the Chief Accountant
  Division of Corporation Finance
Securities and Exchange Commmission
450 - 5th Street, N.W.
Washington, DC 20549

Dear Sir or Madam:

We have reviewed a draft of the Form 8-K, Item 4 of COMC, Inc. ("COMC") dated February 2, 2000 concerning the dismissal of Hollander, Lumer & Co, LLP ("Hollander") as it independent public accountants. Hollander agrees with the statement as set forth in paragraphs (a)2 and (a)3, that as of the date of its last auditor's opinion and the subsequent interim period through February 2, 2000 it had no disagreement on any matter of accounting principles or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of Hollander, would have caused it to make reference in connection with its report on COMC's financial statements to the subject matter of the disagreement.

Sincerely yours,


Hollander, Lumer & Co. LLP


cc: Mr. John Ackerman, Chairman of the Board, COMC
    Mr. Christopher Smith, Chief Financial Officer, COMC

COMC8K2A